Exhibit (d)(193)

FORM OF

AMENDMENT TO

SUB-ADVISORY AGREEMENT

between

FIDELITY INVESTMENTS JAPAN LIMITED

and

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

This Amendment made as of this __ day of ______, 200_, by and between Fidelity Investments Japan Limited, a Japanese company with principal offices at Shiroyama JT Trust Tower, 3-1, Toranomon 4-chome, Minato-Ku, Tokyo, Japan 105-6019 (hereinafter called the "Japan Sub-Advisor") and Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Sub-Advisor").

WHEREAS Fidelity Management & Research Company, a Massachusetts corporation (hereinafter called the "Advisor"), has entered into a Management Contract with Fidelity Investment Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Trust"), on behalf of Fidelity Southeast Asia Fund (hereinafter called the "Portfolio"), pursuant to which the Advisor is to act as investment advisor to the Portfolio, and

WHEREAS, the Sub-Advisor has entered into a Sub-Advisory Agreement with the Advisor (the "Sub-Advisory Agreement"), dated March 1, 2001, pursuant to which the Sub-Advisor, directly or through certain of its subsidiaries or other affiliated persons, shall provide investment advice or investment management and order execution services to the Portfolio, and

WHEREAS, the Japan Sub-Advisor has personnel in Japan and has been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located outside of North America, principally in Japan and the Far East;

WHEREAS the Advisor, the Sub-Advisor, and the Japan Sub-Advisor (the "Parties") wish to clarify their relationship by amending the Agreement in accordance with the terms of this Amendment;

NOW, THEREFORE, the Parties hereto agree as follows:

1. Paragraph 7 of the Agreement is hereby supplemented as follows:

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor, the Japan Sub-Advisor and the Trust. Nothing in this Agreement makes the Japan Sub-Advisor an agent of the Advisor, Sub-Advisor or the Trust and the Japan Sub-Advisor has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph 1(b) herein, of the Advisor, Sub-Advisor and the Trust, or otherwise to bind the Advisor's and the Trust's assets under management.

The Japan Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent of either the Advisor, Sub-Advisor or the Trust. The Japan Sub-Advisor has no power or authority to act for, represent, or bind the Advisor, Sub-Advisor or the Trust or any company affiliated with either of them.

2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

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